As filed with the Securities and Exchange Commission on April 3, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ELDORADO RESORTS, INC.

(Exact name of registrant as specified in its charter)

Nevada	46-3657681
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 West Liberty Street, 11th Floor
Reno, Nevada	89501
(Address of Principal Executive Offices)	(Zip Code)

Eldorado Resorts, Inc. 2015 Equity Incentive Plan

(Full title of plan)

Gary L. Carano

Chief Executive Officer

Eldorado Resorts, Inc.

100 West Liberty Street, 11th Floor

Reno, Nevada 89501

(775) 328-0100

With copies to:

Deborah J. Conrad, Esq.

Milbank, Tweed, Hadley & McCloy LLP

601 South Figueroa Street, 30th Floor

Los Angeles, California 90017

(213) 892-4000

(Name and address, including zip code and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller
reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.00001 per share (the “Common Stock”)	4,800,000	$5.06	$24,288,000.00	$2,822.27

(1)           Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall include any additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)           Represents 4,800,000 shares of Common Stock reserved for issuance pursuant to the Eldorado Resorts, Inc. 2015 Equity Incentive Plan (the “Plan”).

(3)           The proposed maximum offering price per share and registration fee have been calculated in accordance with Rule 457(c)  and (h) under the Securities Act based upon the average of the high and low prices reported for the Common Stock on the Nasdaq Stock Market LLC on March 30, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information.*

Item 2.         Registrant Information and Employee Plan Annual Information.*

* Pursuant to Rule 428(b)(1) under the Securities Act, the documents containing the information specified in Part I of Form S-8 will be sent or given to each participant in the Eldorado Resorts, Inc. 2015 Equity Incentive Plan.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II below, taken together, constitute the Section 10(a) prospectus.  Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the introductory note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following document, previously filed by Eldorado Resorts, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC” or “Commission”), are incorporated herein by reference:

(a)                                 The description of the Company’s Common Stock, par value $0.00001 per share, contained in the Company’s Registration Statement on Form 8-A filed with the Commission on September 18, 2014 and Amendment No. 1 to Form 8-A filed with the Commission on September 19, 2014 and including any other amendments or reports filed for the purpose of updating such description.

(b)                                 The Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Commission on March 16, 2015.

(c)                                  All other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the period referenced in clause (b) above.

Except as otherwise indicated, all documents that the Company files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions of such documents deemed not to be filed) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold will be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in any document incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

The Company is governed by Chapter 78 of the Nevada Revised Statutes (the “NRS”). Section 78.7502(1) of the NRS generally provides that a corporation may indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except derivative suits, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding, if such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In the case of a derivative suit, Section 78.7502(2) of the NRS provides that a corporation may indemnify any person who is a party to, or is threatened to be made a party to, any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit, if such person acted in good faith and in a manner in which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that indemnification may not be made in the case of a derivative suit in respect of any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent it is determined by the court that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502(3) of the NRS provides generally that a corporation shall indemnify a director, officer, employee or agent of a corporation against expenses, including attorneys’ fees actually and reasonably incurred, to the extent that such person has been successful on the merits or otherwise in defense of any of the actions, suits or proceedings described above.

Section 78.751(2) of the NRS provides that the articles of incorporation, the bylaws or a separate agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the corporation.

Section 78.751(3) of the NRS provides that any indemnification or advancement of expenses authorized in or ordered by a court pursuant to any of the Sections set forth above, does not exclude any other rights to which such person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors, if any, or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to Section 78.7502, set forth above, or for the advancement of expenses made pursuant to Section 78.751(2), set forth above, may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. In addition, the statute provides that such indemnification continues for any such person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Section 78.752(1) of the NRS provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of a corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in such capacity, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Section 78.752(4) of the NRS provides that in the absence of fraud the decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to Section 78.752, set forth above, and the choice of the person to provide the insurance or other financial arrangement is conclusive and such insurance or other financial arrangement is not void or voidable and does not subject any director approving it to personal liability for the approval, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

Finally, Section 78.747 of the NRS generally provides that, unless otherwise provided by specific statute, no stockholder, director or officer of a corporation is individually liable for the debts or liabilities of the corporation, unless the stockholder, director or officer acts as the alter ego of the corporation.

The Company’s amended and restated bylaws provide that the Company will indemnify any person in a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including amounts paid in settlement and attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. In connection with an action brought by or in the right of the corporation, the Company shall only indemnify such person if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

The Company’s amended and restated articles of incorporation provide that no director or officer will be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer, except for acts of omission which involve intentional misconduct, fraud, or a knowing violation of law or the payment of dividends in violation of Section 78.300 of the NRS. If the NRS is amended hereafter to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Company will be eliminated or limited to the fullest extent authorized by the NRS, as so amended. No repeal or modification of this provision of the articles of incorporation will apply to or have any effect on the liability or alleged liability of any director or officer of the corporation for or with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibits Index which immediately follows the signature page hereto.

Item 9.         Undertakings.

(a)         The Company hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on this 2nd day of April, 2015.

ELDORADO RESORTS, INC.,
a Nevada corporation

By:	/s/ Gary L. Carano
Name:	Gary L. Carano
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas Reeg and Anthony Carano, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed on April 2, 2015 by the following persons in the capacities indicated.

Signature	Title

/s/ Gary L. Carano	Chief Executive Officer and Chairman of the Board
Gary L. Carano	(Principal Executive Officer)

/s/ Robert M. Jones	Chief Financial Officer
Robert M. Jones	(Principal Financial and Accounting Officer)

/s/ Thomas Reeg	President and Director
Thomas Reeg

/s/ Frank J. Fahrenkopf	Director
Frank J. Fahrenkopf

/s/ James B. Hawkins	Director
James B. Hawkins

/s/ Michael E. Pegram	Director
Michael E. Pegram

/s/ David P. Tomick	Director
David P. Tomick

/s/ Roger P. Wagner	Director
Roger P. Wagner

EXHIBIT INDEX

Exhibit No.	Document Description

4.1	Amended and Restated Certificate of Incorporation of Eldorado Resorts, Inc. (1)

4.2	Amended and Restated Bylaws of Eldorado Resorts, Inc. (1)

4.3	Eldorado Resorts, Inc. 2015 Equity Incentive Plan (2)

4.4	Eldorado Resorts, Inc. Specimen Common Stock certificate (3)

5.1	Opinion of McDonald Carano Wilson LLP (2)

23.1	Consent of McDonald Carano Wilson LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm Ernst & Young LLP (2)

24.1	Power of Attorney (included in signature page to this Registration Statement)

(1)         Incorporated by reference to the Company’s Current Report on Form 8-K filed on September 19, 2014.

(2)         Filed herewith.

(3)         Incorporated by reference to the Company’s Registration Statement on Form S-4 filed on April 21, 2014 (Registration No. 333-192086).